Clarivate Reports First Quarter 2025 Results
— Accelerated recurring organic revenue growth —
— Reaffirmed 2025 Outlook —
— Repurchased $50 million ordinary shares —
London, UK -- April 29, 2025 Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a leading global provider of transformative intelligence, today reported results for the first quarter ended March 31, 2025.
Total revenues for the first quarter of 2025 was $593.7 million, compared to total revenues of $621.2 million for the first quarter of 2024. Organic revenues for the first quarter of 2025 increased 0.3%, compared to the first quarter of 2024, due to a 0.6% increase in organic recurring revenues, partially offset by lower organic transactional revenues.
Net loss for the first quarter of 2025 was $103.9 million, or $0.15 per diluted share, compared to a net loss of $75.0 million, or $0.14 per diluted share, for the first quarter of 2024. Adjusted net income for the first quarter of 2025 was $95.8 million, or $0.14 per diluted share, compared to $103.5 million, or $0.14 per diluted share, for the first quarter of 2024. Adjusted EBITDA for the first quarter of 2025 was $233.2 million, compared to Adjusted EBITDA of $236.3 million for the first quarter of 2024.
Clarivate generated $171.2 million of operating cash flow and $110.3 million of free cash flow in the first quarter of 2025 and repurchased $50.0 million of ordinary shares.
“We delivered improved sequential organic ACV growth in the first quarter from higher renewals and new business wins, reinforcing the impact of our Value Creation Plan” said Matti Shem Tov, Chief Executive Officer. “Clarivate’s offerings are mission-critical for our users and competitively advantaged, enabling us to successfully transition to a subscription-first strategy, improve renewal rates, and drive higher usage in key products where we have invested. Our Value Creation Plan is on track despite the volatile macro environment as we continue to effectively execute our long-term growth strategy.”

Selected Financial Information

	Three Months Ended March 31,		Change
(In millions, except percentages and per share data), (unaudited)	2025	2024	$	%
Revenues	$593.7	$621.2	$(27.5)	(4.4)%

Net income (loss)	$(103.9)	$(75.0)	$(28.9)	(38.5)%
Adjusted net income(1)	$95.8	$103.5	$(7.7)	(7.4)%
Adjusted EBITDA(1)	$233.2	$236.3	$(3.1)	(1.3)%

Diluted EPS	$(0.15)	$(0.14)	$(0.01)	(7.1)%
Adjusted diluted EPS(1)	$0.14	$0.14	$—	—%

Net cash provided by operating activities	$171.2	$176.2	$(5.0)	(2.8)%
Free cash flow(1)	$110.3	$111.8	$(1.5)	(1.3)%
First Quarter 2025 Commentary
Total revenues decreased $27.5 million, or 4.4%, to $593.7 million, primarily due to inorganic divestitures, disposals, and foreign currency translation impacts. Organic revenues increased 0.3%.
Subscription revenues decreased $14.5 million, or 3.6%, to $388.6 million, primarily due to the ScholarOne product group divestiture. Organic subscription revenues decreased 0.6%.
Re-occurring revenues increased $3.4 million, or 3.3%, to $105.9 million. Organic re-occurring revenues increased 5.3%, primarily due to higher IP patent renewal volumes.
Recurring revenues, which consist of subscription and re-occurring revenues, increased 0.6% organically.
Transactional revenues decreased $16.4 million, or 14.2%, to $99.2 million, primarily due to the Valipat product group divestiture and product group wind-downs within A&G. Organic transactional revenues decreased 2.3%.
Balance Sheet and Cash Flow
As of March 31, 2025, cash and cash equivalents of $354.0 million increased $58.8 million compared to December 31, 2024.
The Company's total debt outstanding was $4,570.8 million as of March 31, 2025, largely unchanged compared to December 31, 2024.
Net cash provided by operating activities of $171.2 million for the three months ended March 31, 2025 decreased $5.0 million compared to the prior year period, primarily due to an increase in restructuring costs. Free cash flow for the three months ended March 31, 2025 was $110.3 million, a decrease of $1.5 million compared to the prior year period.

Reaffirms Outlook for 2025 (forward-looking statement)
“The business returned to modest organic growth in the first quarter, and Adjusted EBITDA margin accelerated by 130 basis points,” said Jonathan Collins, Executive Vice President and Chief Financial Officer. “We generated strong free cash flow of over $110 million, enabling us to repurchase $50 million of our shares, consistent with our capital allocation strategy to return value to shareholders. Given the solid performance in the first quarter, we are reaffirming our full year 2025 outlook.”
The full year outlook presented below assumes no further acquisitions, divestitures, or unanticipated events.

2025 Outlook
Organic ACV	1.0% to 2.0%
Recurring Organic Revenue Growth	(1.0)% to 1.0%
Revenues	$2.28B to $2.40B
Adjusted EBITDA(1)	$940M to $1.00B
Adjusted EBITDA Margin(1)	40.5% to 42.5%
Adjusted Diluted EPS(1)(2)	$0.60 to $0.70
Free Cash Flow(1)	$300M to $380M
Notes to press release
(1) Non-GAAP measure. Please see “Reconciliations to Certain Non-GAAP Measures” in this release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this press release.
(2) Adjusted diluted EPS for 2025 is calculated based on approximately 696 million fully diluted adjusted weighted average ordinary shares outstanding.

Conference Call and Webcast
Clarivate will host a conference call and webcast today to review the results for the first quarter at 9:00 a.m. Eastern Time. The webcast is open to all interested parties and may include forward-looking information.
The live webcast of the earnings call will be accessible through the investor relations section of the Company's website. To join the webcast please visit https://events.q4inc.com/attendee/743636544.
Interested parties may access the live audio broadcast. U.S. participants may call 800-715-9871; international participants may call +1 646-307-1963 (long-distance charges will apply). The conference ID number is 7007526.
A replay of the webcast will also be available on https://ir.clarivate.com beginning two hours after the conclusion of the live call and will remain available for one year.
Use of Non-GAAP Financial Measures
This release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted diluted EPS and Free cash flow. Non-GAAP financial measures are not recognized terms under GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures internally in our operational and financial decision-making, to assess the operating performance of our business, to assess performance for employee compensation purposes, and to decide how to allocate resources. We believe that such measures allow us to focus on what we deem to be more reliable indicators of ongoing operating performance and our ability to generate cash flow from operations, and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. Further, these measures can be useful in evaluating our performance against our peer companies because we believe they provide users with valuable insight into key components of GAAP financial disclosure. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the caption “Risk Factors” in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC, which are also available on our website at www.clarivate.com.
About Clarivate
Clarivate™ is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$354.0	$295.2
Accounts receivable, net	830.5	798.3
Prepaid expenses	101.0	85.9
Other current assets	68.8	65.2
Total current assets	1,354.3	1,244.6
Property and equipment, net	55.1	53.5
Other intangible assets, net	8,341.4	8,441.2
Goodwill	1,566.6	1,566.6
Other non-current assets	71.4	82.2
Deferred income taxes	48.6	48.5
Operating lease right-of-use assets	55.3	53.6
Total assets	$11,492.7	$11,490.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$120.0	$124.5
Accrued compensation	88.0	119.2
Accrued expenses and other current liabilities	332.8	310.1
Current portion of deferred revenues	978.8	859.1
Current portion of operating lease liability	21.0	20.6
Total current liabilities	1,540.6	1,433.5
Long-term debt	4,521.1	4,518.7
Other non-current liabilities	74.9	72.5
Deferred income taxes	275.8	273.3
Operating lease liabilities	53.2	53.2
Total liabilities	6,465.6	6,351.2
Commitments and contingencies
Shareholders' equity:
Ordinary Shares, no par value; unlimited shares authorized; 683.1 and 691.4 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	12,935.1	12,978.8
Accumulated other comprehensive loss	(490.6)	(526.3)
Accumulated deficit	(7,417.4)	(7,313.5)
Total shareholders' equity	5,027.1	5,139.0
Total liabilities and shareholders' equity	$11,492.7	$11,490.2

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(In millions, except per share data)	2025	2024
Revenues	$593.7	$621.2
Operating expenses:
Cost of revenues	207.0	217.8
Selling, general and administrative costs	178.4	191.9
Depreciation and amortization	185.4	179.4
Restructuring and other impairments	24.7	9.5
Other operating expense (income), net	19.0	17.6
Total operating expenses	614.5	616.2
Income (loss) from operations	(20.8)	5.0
Fair value adjustment of warrants	—	(5.2)
Interest expense, net	64.3	70.2
Income (loss) before income taxes	(85.1)	(60.0)
Provision (benefit) for income taxes	18.8	15.0
Net income (loss)	(103.9)	(75.0)
Dividends on preferred shares	—	18.8
Net income (loss) attributable to ordinary shares	$(103.9)	$(93.8)

Per share:
Basic	$(0.15)	$(0.14)
Diluted	$(0.15)	$(0.14)

Weighted average shares used to compute earnings per share:
Basic	689.8	666.9
Diluted	689.8	666.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In millions)	2025	2024
Cash Flows From Operating Activities
Net income (loss)	$(103.9)	$(75.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	185.4	179.4
Share-based compensation	10.7	14.9
Amortization of debt issuance costs	2.9	4.7
Other operating activities	21.6	10.1
Changes in operating assets and liabilities:
Accounts receivable	(33.6)	74.8
Prepaid expenses	(14.7)	(11.8)
Other assets	1.9	(3.0)
Accounts payable	(5.8)	(37.3)
Accrued expenses and other current liabilities	(3.9)	(10.0)
Deferred revenues	111.3	31.0
Operating leases, net	(1.5)	(1.8)
Other liabilities	0.8	0.2
Net cash provided by operating activities	171.2	176.2
Cash Flows From Investing Activities
Capital expenditures	(60.9)	(64.4)
Net cash provided by (used for) investing activities	(60.9)	(64.4)
Cash Flows From Financing Activities
Principal payments on term loans	—	(47.4)
Payment of debt issuance costs and discounts	—	(20.0)
Repurchases of ordinary shares	(50.0)	—
Cash dividends on preferred shares	—	(18.9)
Payments related to tax withholding for share-based compensation	(6.4)	(8.6)
Other financing activities	(0.2)	(0.3)
Net cash provided by (used for) financing activities	(56.6)	(95.2)
Effects of exchange rates	5.1	(6.3)
Net change in cash and cash equivalents, including restricted cash	58.8	10.3
Cash and cash equivalents, including restricted cash, beginning of period	295.2	370.7
Cash and cash equivalents, including restricted cash, end of period	$354.0	$381.0

Supplemental Revenues Information
Annualized contract value (“ACV”), at any point in time, represents the annualized value of all active customer subscription-based license agreements for the next 12 months, assuming those coming up for renewal during the measurement period are renewed at their current price level. Our organic ACV grew 1.2% compared to March 31, 2024, primarily driven by price increases. Our total ACV declined 3.6% compared to March 31, 2024, primarily due to the ScholarOne divestiture in November 2024 and the wind-down of certain product groups beginning in the first quarter of 2025.
The following tables present our revenues by type and by segment for the periods indicated, as well as the components driving the changes between periods.

	Three Months Ended March 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Subscription	$388.6	$403.1	$(14.5)	(3.6)%	0.2%	(2.3)%	(0.9)%	(0.6)%
Re-occurring	105.9	102.5	3.4	3.3%	—%	—%	(2.0)%	5.3%
Recurring revenues	494.5	505.6	(11.1)	(2.2)%	0.2%	(1.9)%	(1.1)%	0.6%
Transactional	99.2	115.6	(16.4)	(14.2)%	0.3%	(11.6)%	(0.6)%	(2.3)%
Revenues	$593.7	$621.2	$(27.5)	(4.4)%	0.2%	(3.9)%	(1.0)%	0.3%

	Three Months Ended March 31,		Change		% of Change
	2025	2024	$	%	Acquisitions	Disposals	FX	Organic
Academia & Government	$302.7	$317.7	$(15.0)	(4.7)%	—%	(4.6)%	(0.8)%	0.7%
Intellectual Property	192.7	200.9	(8.2)	(4.1)%	0.2%	(4.1)%	(1.5)%	1.3%
Life Sciences & Healthcare	98.3	102.6	(4.3)	(4.2)%	0.8%	(1.2)%	(0.8)%	(3.0)%
Revenues	$593.7	$621.2	$(27.5)	(4.4)%	0.2%	(3.9)%	(1.0)%	0.3%
Reconciliations to Certain Non-GAAP Measures
Adjusted EBITDA and Adjusted EBITDA margin
Adjusted EBITDA represents Net income (loss) before the Provision (benefit) for income taxes, Depreciation and amortization, and Interest expense, net, adjusted to exclude share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in Net income (loss) for the period that we do not consider indicative of our ongoing operating performance. Net income (loss) margin is calculated by dividing Net income (loss) by Revenues. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Revenues.
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the three months ended March 31, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same periods:

	Three Months Ended March 31,
(In millions, except percentages); (unaudited)	2025	2024
Net income (loss)	(103.9)	(75.0)
Provision (benefit) for income taxes	18.8	15.0
Depreciation and amortization	185.4	179.4
Interest expense, net	64.3	70.2
Share-based compensation expense	11.1	15.4
Restructuring and other impairments	24.7	9.5
Fair value adjustment of warrants	—	(5.2)
Transaction related costs	6.3	4.4
Other(1)	26.5	22.6
Adjusted EBITDA	$233.2	$236.3

Net income (loss) margin	(17.5)%	(12.1)%
Adjusted EBITDA margin	39.3%	38.0%
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The three months ended March 31, 2024 also includes a $15.8 loss on divestiture.

Adjusted net income and Adjusted diluted EPS
Adjusted net income represents Net income (loss), adjusted to exclude amortization related to acquired intangible assets, share-based compensation, impairments, restructuring expenses, the impact of certain non-cash fair value adjustments on financial instruments, acquisition and/or disposal-related transaction costs, unrealized foreign currency gains/losses, legal settlements, and other items that are included in net income (loss) for the period that we do not consider indicative of our ongoing operating performance and the associated income tax impact of such adjustments.
Adjusted diluted EPS is calculated by dividing Adjusted net income by Adjusted diluted weighted average shares. The Adjusted diluted weighted average shares calculation assumes that all instruments in the calculation are dilutive.
The following table presents our calculation of Adjusted net income and Adjusted diluted EPS for the three months ended March 31, 2025 and 2024 and reconciles these non-GAAP measures to our Net income (loss) and diluted EPS for the same periods:

	Three Months Ended March 31,
	2025		2024
(In millions, except per share amounts); (unaudited)	Amount	Per Share	Amount	Per Share
Net income (loss) and Diluted EPS	(103.9)	(0.15)	(75.0)	(0.11)
Amortization related to acquired intangible assets	136.3	0.20	138.5	0.21
Share-based compensation expense	11.1	0.02	15.4	0.02
Restructuring and other impairments	24.7	0.04	9.5	0.01
Fair value adjustment of warrants	—	—	(5.2)	(0.01)
Transaction related costs	6.3	0.01	4.4	0.01
Other(1)	26.5	0.03	22.6	0.02
Income tax impact of related adjustments	(5.2)	(0.01)	(6.7)	(0.01)
Adjusted net income and Adjusted diluted EPS	$95.8	$0.14	$103.5	$0.14
Adjusted weighted average ordinary shares, diluted	695.2		727.6
(1) Includes the net impact of foreign exchange gains and losses related to the remeasurement of balances and other items that do not reflect our ongoing operating performance. The three months ended March 31, 2024 also includes a $15.8 loss on divestiture.

Free cash flow
Free cash flow represents Net cash provided by operating activities less Capital expenditures. The following table presents our calculation of Free cash flow for the three months ended March 31, 2025 and 2024 and reconciles this non-GAAP measure to Net cash provided by operating activities for the same periods:

	Three Months Ended March 31,
(In millions); (unaudited)	2025	2024
Net cash provided by operating activities	$171.2	$176.2
Capital expenditures	(60.9)	(64.4)
Free cash flow	$110.3	$111.8
Reconciliations to Certain Non-GAAP Measures - 2025 Outlook
Adjusted EBITDA and Adjusted EBITDA margin
The following table presents our calculation of Adjusted EBITDA and Adjusted EBITDA margin for the 2025 outlook and reconciles these non-GAAP measures to our Net income (loss) and Net income (loss) margin for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions); (unaudited)	Low	High
Net income (loss)	(203)	(127)
Provision (benefit) for income taxes	55	59
Depreciation and amortization	697	687
Interest expense, net	262	252
Share-based compensation expense	84	84
Restructuring and other impairments(1)	30	30
Transaction related costs	10	10
Other	5	5
Adjusted EBITDA	$940	$1,000

Net income (loss) margin	(8.9)%	(5.3)%
Adjusted EBITDA margin	40.5%	42.5%
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.
Adjusted diluted EPS
The following table presents our calculation of Adjusted diluted EPS for the 2025 outlook and reconciles this non-GAAP measure to our Net income (loss) per share for the same period:

	Year Ending December 31, 2025 (Forecasted)
(Unaudited)	Low	High
Net income (loss)	(0.28)	(0.18)
Amortization related to acquired intangible assets	0.75	0.75
Share-based compensation expense	0.12	0.12
Restructuring and other impairments(1)	0.04	0.04
Transaction related costs	0.01	0.01
Other	0.01	0.01
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted diluted EPS	$0.60	$0.70
Adjusted weighted average ordinary shares, diluted	696 million
(1) Reflects restructuring costs expected to be incurred in 2025 associated with the Value Creation Plan.

Free cash flow
The following table presents our calculation of Free cash flow for the 2025 outlook and reconciles this non-GAAP measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2025 (Forecasted)
(In millions); (unaudited)	Low	High
Net cash provided by operating activities	$555	$635
Capital expenditures	(255)	(255)
Free cash flow	$300	$380

Media Contact:
Tabita Andersson, Senior Vice President, Communications & Brand
newsroom@clarivate.com

Investor Relations Contact:
Mark Donohue, Vice President, Investor Relations
investor.relations@clarivate.com
215-243-2202